EXHIBIT 2.14

                                 AMENDMENT NO. 1

        AMENDMENT NO. 1, dated as of January 20, 1998, to the Agreement and Plan of Reorganization, dated as of December 23, 1997 (the "Plan"), by and amoung Micro Focus Group PLC, XDB Systems, Inc., Dr. S. Bing Yao and Lien Yao.

         The parties to the Plan hereby agree as follows:

         1.       Amendments.  The Plan is hereby amended as follows:

                 1.1. Section 1.1.2 of the Plan is amended by replacing, in the first line of the second paragraph thereof, the amount $13,355,000 with the amount $13,055,000.

                1.2. Section 1.3 of the Plan is amended to read in its entirely as follows:

         "1.3. Escrow Agreement. Pursuant to the Escrow Agreement, on the Closing Date, Parent will (i) withhold, pro rata, from the shares of Parent Stock that would otherwise be delivered to the Shareholders a number of shares equal to 10% of the total number of shares of Parent Stock issued to them in the Merger and (ii) deposit or cause to be deposited in escrow certificates representing the shares thus withheld. The shares of Parent Stock withheld pursuant to this Section 1.3 ("Escrow Shares") will be held solely as collateral for the indemnification obligations of the Shareholders under Section 10.2.1, pursuant to the Escrow Agreement."

                  1.3. Section 10.1 of the Plan is amended to replace the words "Company Tax Exposure" in the fifth line thereof with the following: "the potential Company tax liabilities described in Exhibit 1.3 (the "Company Tax Exposure").

         2. Reaffirmation. The Plan, as amended hereby, is and shall continue to be in full force and effect and is hereby in all respects reaffirmed, remade and ratified.

        IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.


MICRO FOCUS  GROUP PLC                               SHAREHOLDERS

By:  /s/ Martin Waters                             /s/ S. Bing Yao
     ----------------------                        --------------------
Name: Martin Waters                                Dr. S. Bing Yao
Title: President and CEO

XDB SYSTEMS, INC.

By: /s/ S. Bing  Yao                                /s/ Lien Yao
    -----------------------                         --------------------
Name: S. Bing Yao                                   Lien Yao
Title: Chairman of the Board